Exhibit (a)(1)(iv)

J.P. MORGAN SECURITIES INC.

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
AIRGAS, INC.
at
$60.00 Net Per Share
by
AIR PRODUCTS DISTRIBUTION, INC.
a wholly owned subsidiary of
AIR PRODUCTS AND CHEMICALS, INC.

February 11, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Air Products Distribution, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Air Products and Chemicals, Inc., a Delaware Corporation, to act as Dealer Manager in connection with its offer to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred stock purchase rights, the “Shares”), of Airgas, Inc., a Delaware corporation (the “Company”), at $60.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase dated February 11, 2010, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by Air Products and Chemicals, Inc. and its subsidiaries (including the Purchaser), represents at least a majority of the total number of shares outstanding on a fully diluted basis, (b) the Company’s Board of Directors redeeming the associated preferred stock purchase rights or the Purchaser being satisfied, in its sole discretion, that the rights have been invalidated or are otherwise inapplicable to the offer and the merger of the Company and the Purchaser (or one of its or Air Products and Chemicals, Inc.’s subsidiaries), (c) the Company’s Board of Directors having approved the Offer and the merger under Section 203 of the Delaware General Corporation Law or the Purchaser being satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the Offer and the proposed merger of the Company and the Purchaser (or one of its or Air Products and Chemicals, Inc.’s subsidiaries), (d) the Company’s Board of Directors having approved the Offer and the proposed merger under Article 6 of the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate”) or the Purchaser being satisfied, in its sole discretion, that Article 6 of the Company Certificate is inapplicable to the Offer and the proposed merger of the Company and the Purchaser (or one of its or Air Products and Chemicals, Inc.’s subsidiaries), (e) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares under the Offer having expired or been terminated and (f) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing the Purchaser’s or Air Products and Chemicals, Inc.’s ability to acquire the Company or otherwise diminishing the expected value to Air Products and Chemicals, Inc. of the acquisition of the Company.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated February 11, 2010;

2. Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, the Depositary for the Offer, or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup withholding of U.S. federal income tax; and

6. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 9, 2010, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Friday, April 9, 2010.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

J.P. Morgan Securities Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF AIR PRODUCTS DISTRIBUTION, INC., AIR PRODUCTS AND CHEMICALS, INC., THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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